FOR IMMEDIATE RELEASE

CONTACT

Stuart Wildhorn, President
Milestone Scientific Inc
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

              MILESTONE SCIENTIFIC INC. TO SUBMIT CONTINUED LISTING
                   COMPLIANCE PLAN TO AMERICAN STOCK EXCHANGE

LIVINGSTON, New Jersey, January 5, 2004 -- Milestone Scientific Inc. (AMEX: MS), today announced that it has been notified by the American Stock Exchange that the Company is not in compliance with the $6 million minimum shareholders' equity requirement for continued listing on the Exchange. In its quarterly report on Form 10-Q for the period ended September 30, 2004, the Company reported shareholders' equity of approximately $5 million. The American Stock Exchange has requested that the Company provide information as to how it intends to regain and sustain compliance with this requirement, and the Company is cooperating with that request.

Milestone will submit a plan to the Exchange by January 14, 2005, detailing the Company's ability to improve shareholders' equity, generate earnings and regain compliance with the Exchange's continued listing standards. If the plan is accepted, Milestone will remain listed on the American Stock Exchange, subject to periodic review by the Exchange to determine whether it is progressing consistent with the plan.

About Milestone Scientific Inc.

Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R) and CompuDent(R) computer controlled local anesthetic delivery systems for medical and dental applications. These systems are comprised of a microprocessor controlled drive unit and single patient use disposable handpieces. The Company recently announced its entry into the consumer tooth whitening market via the licensing of its proprietary CoolBlue system to a third party mass-marketing organization. Milestone has also developed and patented its CompuFlo(TM) technology, which advances the delivery and removal of a wide array of fluids from the human body by providing real time displays of pressures, fluid densities and flow rates. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology that allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability. In 2003, Milestone received FDA Clearance to market SafetyWand(R), which incorporates engineered sharps injury protection features to aid in the prevention of accidental needlesticks.

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The Company is headquartered in Livingston, New Jersey, and its common stock trades on the American Stock Exchange under the symbol "MS". For additional information, please visit the Company's website at www.milesci.com.

This press release contains forward-looking statements regarding Milestone's ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report on Form 10-KSB for the year ended December 31, 2003. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.